Exhibit 99.2

News Release

news release

FOR IMMEDIATE RELEASE	MAY 7, 2004

SYKES ENTERPRISES, INCORPORATED NAMES IAIN A. MACDONALD
TO THE BOARD OF DIRECTORS

TAMPA, FL — May 7, 2004 - Sykes Enterprises, Incorporated (“SYKES” or the “Company”) (Nasdaq:SYKE), a global leader in providing outsourced customer contact management solutions and services in the business process outsourcing (BPO) arena, today announced the appointment of Iain A. Macdonald to SYKES’ Board of Directors.

Mr. Macdonald brings to SYKES almost two decades of experience in the technology and services industries, starting with IBM Europe, where he served in various management positions within the marketing and sales functions. In 1984, Mr. Macdonald founded ComputerGroup, a computer services company in which he served as CEO. In 1989, ComputerGroup was sold to SHL Systemhouse, a U.S. based and Nasdaq listed information technology services firm. Mr. Macdonald served on the Board of Directors of SHL Systemhouse for several years following the ComputerGroup acquisition. Mr. Macdonald also served as a director of McQueen International LTD. from 1996 until its acquisition by Sykes Enterprises, Incorporated in 1997. Mr. Macdonald served on SYKES’ Board of Directors from 1998 to 2001.

Presently, Mr. Macdonald serves as the Chairman of Yakara plc, a developer of short message service (SMS) software solutions, and Realise Ltd., an Internet systems integrator, both of which are located in Scotland.

John H. Sykes, Chairman and CEO of Sykes Enterprises Incorporated, commented: “We are pleased to have Iain Macdonald rejoin SYKES’ Board of Directors. Considering SYKES’ significant European presence, Iain’s knowledge of the customer contact management industry in Europe as well as his international business experience will further enhance the Board’s perspective of the opportunities in that part of the world. We look forward to Iain’s contribution in the coming years.”

Iain A. Macdonald’s selection follows the appointment in 2003 of Mark C. Bozek, who brings expertise from the international cable and retailing industries; Lieutenant General Michael P. DeLong (Retired), who brings his government relations expertise and leadership skills; and Paul L. Whiting, who brings strengths and skills in the field of finance and administration.

John H. Sykes further commented: “I want to thank all the Board members, existing and new, for their contributions and unique perspectives. I look forward to working with them to move SYKES along its path of achieving its strategic growth objectives.”

Separately, the term of Thomas F. Skelly, who was appointed to the Board in July 2000, expired effective as of the 2004 Annual Meeting. “I want to thank Tom for his commitment and service on the Board of Directors for the past several years and wish him luck in his future endeavors,” added John H. Sykes.

About Sykes Enterprises, Incorporated
SYKES is a global leader in providing customer contact management solutions and services in the business process outsourcing (BPO) arena. SYKES provides an array of sophisticated customer contact management solutions to Fortune 1000 companies around the world, primarily in the communications, financial services, healthcare, technology and transportation and leisure industries. SYKES specializes in providing flexible, high quality customer support outsourcing solutions with an emphasis on inbound technical support and customer service. Headquartered in Tampa, Florida, with customer contact management centers throughout the world, SYKES provides its services through multiple communication channels encompassing phone, e-mail, web and chat. Utilizing its integrated onshore/offshore global delivery model, SYKES serves its clients through two geographic operating segments: the Americas (United States, Canada, Latin America, India and the Asia Pacific Rim) and EMEA (Europe, Middle East and Africa). SYKES also provides various enterprise support services in the Americas and fulfillment services in EMEA, which include multi-lingual sales, order processing, payment processing, inventory control, product delivery and product returns handling. For additional information please visit www.sykes.com.

For additional information contact:
Subhaash Kumar
(813) 233-7143